Exhibit 4.6

HEARTBEAM, INC.

Action By Unanimous Written Consent

of the Board of Directors

Pursuant to Section 141(f) of the Delaware General Corporation Law and the bylaws of HeartBeam, Inc., a Delaware corporation (the “Company”), the undersigned, constituting all the members of the board of directors of the Company (the “Board”), resolve as follows:

1.	Amendment of 2015 Notes and Note Subscription Agreements

●	The Company and certain investors (the “Investors”) are parties to certain 2015 Note Subscription Agreements (each, a “Subscription Agreement” and together, the “Subscription Agreements”), each by and between the Company and the Investor set forth on the signature page thereto.

●	The Company sold and issued, and the Investors purchased convertible promissory notes in the aggregate principal amount of approximately $2,000,000 (each, a “Note” and together, the “Notes”), pursuant to the Subscription Agreements.

●	The Board deems it advisable, and in the best interests of the Company and its shareholders, to amend the Subscription Agreements pursuant to an Amendment No. 3 to 2015 Note Subscription Agreements in substantially the form attached hereto as Exhibit A (the “Subscription Amendment”), whereby, among other things, the aggregate principal amount of all Notes available for sale pursuant to Subscription Agreements will be increased to $3,500,000.

●	The Company further desires to amend the terms of the Notes to amend the maturity date of the Notes pursuant to the Amendment to Convertible Promissory Notes to December 31, 2018 in substantially the form attached hereto as Exhibit B (the “Note Amendment” and together with the Subscription Amendment, the “Amendments”).

●	After extensive consideration, analysis, and discussions and based on other relevant considerations, the Board deems it advisable and in the best interests of the Company and its stockholders to approve the Amendments.

●	Each of the Note Amendment and Subscription Amendment and the transactions contemplated thereby, is hereby approved.

●	The Chief Executive Officer, President or Chief Financial Officer of the Company from time to time (each an “Authorized Officer” and, collectively, the “Authorized Officers”) be, and each of them hereby is, individually authorized and empowered to execute and deliver to the appropriate parties, in the name and on behalf of the Company, the Amendments, and schedules thereto, and other documents, agreements, instruments, and certificates, if any, to be delivered in connection therewith, with such changes or modifications thereto as may be approved by any Authorized Officer, in such form and with such additions and changes to any or all of such terms and conditions as any Authorized Officer may approve as necessary, desirable or proper, such Authorized Officer's approval to be conclusively evidenced by the execution and delivery of any such agreement, instrument, certificate or related document.

●	The officers of the Company are authorized and directed to execute and deliver all documents and take whatever action is deemed necessary or advisable to comply with all applicable state and federal securities laws

2.	Omnibus Resolutions

●	The officers of the Company are authorized and empowered to take any and all such further action, to execute and deliver any and all such further agreements, instruments, documents, certificates and communications and to pay such expenses, in the name and on behalf of the Company or such officer, as any such officer may deem necessary or advisable to effectuate the purposes and intent of the resolutions hereby adopted, the taking of such actions, the execution and delivery of such agreements, instruments, documents, certificates or communications and the payment of such expenses by any such officer to be conclusive evidence of his or her authorization hereunder and the approval thereof.

●	Any and all actions taken by the directors or officers of the Company to carry out the purposes and intent of the foregoing resolutions prior to their adoption are approved, adopted, ratified and confirmed.

This action by unanimous written consent shall be effective as of the date the Company receives the unanimous consent of the Company’s directors. This action by unanimous written consent may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action. Any copy, facsimile or other reliable reproduction of this action by written consent may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used. This action by unanimous written consent shall be filed with the minutes of the proceedings of the board of directors of the Company.

/s/ Branislav Vajdic	Date: January 18, 2018
Branislav Vajdic

/s/ Willem Pieter Elfrink	Date: January 18, 2018
Willem Pieter Elfrink